EXHIBIT 99.1

Itron Appoints Sheri Savage to Board of Directors

Executive Brings More Than 30 Years of Experience in Finance

LIBERTY LAKE, Wash., Aug. 14, 2025 (GLOBE NEWSWIRE) -- Itron, Inc. (NASDAQ: ITRI), which is innovating new ways for utilities and cities to manage energy and water, announced the appointment of Sheri Savage, senior vice president of finance and CFO at Ultra Clean Holdings (UCT), Inc., to its board of directors, effective Aug. 11, 2025.

Savage has more than 30 years of experience in finance, most recently as the head of finance for UCT, a semiconductor capital equipment and manufacturing services provider. She has held multiple leadership roles at UCT since joining the company in 2009. In 2016, she became the CFO and then helped lead the company through an unprecedented period of revenue and earnings growth. Prior to UCT, Savage served as corporate controller and vice president of finance and director of internal audit at Credence Systems Corporation. Before Credence Systems, she held various accounting and finance roles at Protiviti and KLA-Tencor Corporation.

“Sheri’s strategic financial leadership, including extensive experience in accounting, treasury, equity, financial planning and analysis, internal audit, investor relations, and mergers and acquisitions, makes her an ideal candidate for Itron’s board of directors,” said Diana Tremblay, chair of Itron’s board of directors.

“We welcome Sheri to the Itron Board and look forward to collaborating to advance our business strategy and deliver value to our customers and shareholders,” said Tom Deitrich, Itron’s president and chief executive officer. “Sheri’s depth of experience in senior-level public company finance will be an asset to the board.”

“I am honored to join Itron’s board of directors and look forward the opportunity to help advance the company’s strategy, including optimizing shareholder value,” said Savage.

About Itron

Itron is transforming how the world manages energy, water and city services. Our trusted intelligent infrastructure solutions help utilities and cities improve efficiency, build resilience and deliver safe, reliable and affordable service. With edge intelligence, we connect people, data insights and devices so communities can better manage the essential resources they rely on to live and thrive. Join us as we create a more resourceful world: www.itron.com.

Itron® and the Itron Logo are trademarks of Itron, Inc. in the United States and other countries and regions. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

For additional information, contact:

Itron, Inc.

Paul Vincent
Vice President, Investor Relations
512-560-1172
Investors@itron.com